EXHIBIT 10.(b)

[Letterhead of Sutherland Asbill & Brennan LLP]

MARY JANE WILSON-BILIK

DIRECT LINE: 202.383.0660

Internet: mjwilson-bilik@sutherland.com

April 29, 2009

VIA EDGARLINK

Board of Directors

Kemper Investors Life Insurance Company

15375 SE 30th Place, Suite 310

Bellevue, WA 98007

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information for the KILICO Global Advantage Series Variable Annuity filed as part of Post-Effective Amendment No. 1 to the registration statement on Form N-4 for the KILICO Variable Annuity Separate Account - 3 (File Nos. 333-148489; 811-22161). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

/s/ Mary Jane Wilson-Bilik
Mary Jane Wilson-Bilik